UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 18, 2018

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-34949	98-0597776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8
(Address of Principal Executive Offices) (Zip Code)

(604) 419-3200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2018, the Board of Directors (the “Board”) of Arbutus Biopharma Corporation (the “Company”) appointed James Meyers and Myrtle Potter to each serve as a director for a term expiring at the Company’s 2019 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, except in the case of his or her earlier death, retirement or resignation.  In addition, the Company announced that Mr. Herbert Conrad and Dr. William Symonds resigned from the Board on October 18, 2018.  The Board also appointed Mr. Meyers to be a member of the Audit Committee, Chairman of the Executive Compensation and Human Resources Committee and a member of the Corporate Governance and Nominating Committee of the Board and Ms. Potter to be a member of the Executive Compensation and Human Resources Committee of the Board. Mr. Conrad’s and Dr. Symonds’ decisions to resign did not result from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Mr. Meyers’ and Ms. Potter’s compensation will be consistent with the compensation provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, each will receive an annual cash retainer of $40,000 for general availability and participation in meetings and conference calls of the Board. Mr. Meyers will receive additional annual retainers of $10,000 for his service as a member of the Audit Committee, $10,000 for his service as Chairman of the Executive Compensation and Human Resources Committee and $5,000 for his service as a member for the Corporate Governance and Nominating Committee. Ms. Potter will receive an additional annual retainer of $5,000 for her service as a member of the Executive Compensation and Human Resources Committee.  Each of Mr. Meyers and Ms. Potter was granted an option to acquire 44,000 common shares of the Company, with such option vesting one-third each year on the annual anniversary date of the grant.  The options are exercisable for 10 years from the date of grant, at a price equal to $4.44 per share, which is the closing price of the Company’s common shares on Nasdaq on the date of the grant.  The options will also be subject to the terms and conditions of the Company’s 2016 Omnibus Share and Incentive Plan, which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission (“SEC”) on August 4, 2016.

The Company also entered into an indemnity agreement with each of Mr. Meyers and Ms. Potter in connection with his and her appointment to the Board. Each indemnity agreement is in substantially the same form as the indemnity agreement for the other directors of the Company that was filed as Exhibit 4.15 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on June 3, 2011.

The Amended and Restated Governance Agreement (the “Governance Agreement”), dated October 16, 2017, by and between the Company and Roivant Sciences Ltd. (“Roivant”), provides Roivant with the right to designate three members for nomination to the Board, subject to the approval of the Corporate Governance and Nominating Committee and the Board.  Ms. Potter was designated by Roivant pursuant to the Governance Agreement as the third Roivant designee to fill the vacant position on the Board resulting from the resignation of Dr. Symonds.  For a description of the Governance Agreement, please see the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017.

Except as set forth above, no arrangement or understanding exists between Ms. Potter or Mr. Meyers and any other person pursuant to which Ms. Potter or Mr. Meyers was appointed as a director, and there are no transactions with either Mr. Meyers or Ms. Potter which would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release announcing these changes to the Board on October 22, 2018, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:
	99.1	Press Release issued by the Company on October 22, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbutus Biopharma Corporation

Date: October 22, 2018	By:	/s/ DAVID C. HASTINGS
David C. Hastings
Chief Financial Officer